Exhibit 10.2

Second Supplement to the Employment Agreement of Dr. Yiftach Roth

At the General Meeting of Shareholders of Brainsway Ltd. (the “Company”) that took place on April 5, 2011, it was resolved to approve an amendment to the terms of employment of Dr. Yiftach Roth, one of the Company’s directors, as the Company’s R&D manager, so that the employment agreement between Dr. Roth and the Company’s wholly-owned subsidiary, Brain Research and Development Services Ltd., shall be extended indefinitely, with each side being entitled to terminate the agreement upon 180 days prior written. All of the other terms of such employment agreement will remain unmodified.

Brainsway Ltd.
Brain Research and Development Services Ltd.

/s/ Uzi Sofer	/s/ Dr. Yiftach Roth
By: Uzi Sofer, CEO	Dr. Yiftach Roth

Supplement to the Employment Agreement of Dr. Yiftach Roth

In the General Meeting dated May 25, 2009, it was resolved to approve the amendment in the terms of employment of Mr. Yiftach Roth, one of the Company's directors and a holder of controlling interest in the Company, as the Company's R&D manager, so that beginning as of April 2009, Dr. Roth will be entitled to receive a gross monthly salary of NIS 20,000, instead of his current monthly salary in a gross amount of NIS 13,453. All of the other terms of the Employment Agreement between Dr. Roth and the Company will remain unmodified.

In addition, it was resolved to approve a bonus payment to Mr. Yiftach Roth, one of the Company's directors and a holder of controlling interest in the Company, for the year 2008, in a total amount of NIS 100,000 (cost to the Company), due to the Company's achievements in the product development field, including the coils required for the performance of the Company's clinical trails.

Brain Research and Development Services Ltd.

/s/ Uzi Sofer	/s/ Dr. Yiftach Roth
By: Uzi Sofer, CEO	Dr. Yiftach Roth

First Amendment to the Employment Agreement

That was made and signed on May 9, 2006

Between:	Brain Research and Development Services Ltd.
Of 15 HaRechavim Street, Jerusalem
(hereafter: ‘the company’)

Of the one part;

And between	Dr Yiftach Roth
I.D. 024698631
Address: Rehelim, Efraim
(hereafter: ‘the employee’)

Of the other part;

Whereas	the parties entered into an employment agreement on April 3, 2006 (hereafter: ‘the employment agreement’).

And whereas	the parties wish to change some of the terms of the employment agreement pursuant to what is stated below.

Wherefore it has been agreed as follows:

1.
The employment agreement shall come into effect from the date of the commencement of the employment as determined in the employment agreement and shall remain in force until five years have passed from that date, unless it is cancelled by one of the parties pursuant to clause 1 of the employment agreement.

2.	The provisions of this amendment override any conflicting provision in the employment agreement.

In witness whereof the parties have signed below:

Brain Research and Development Services Ltd.	The employee
By ( - ) /s/ Uzi Sofer	/s/ Yiftach Roth
Position: CEO

Brain Research and Development Services Ltd.
Private company 513443788

Employment Agreement

That was made and signed on April 3, 2006

Between:	Brain Research and Development Services Ltd.
Of 15 HaRechavim Street, Jerusalem
(each of the companies hereafter: ‘the company’)

Of the one part;

And between	Dr Yiftach Roth
I.D. 024698631
Address: Rehelim, Mobile Post Efraim
(hereafter: ‘the employee’)

Of the other part;

Whereas
the employee have provided the company and/or Brainsway Inc., the company that controls the company (hereafter: ‘the holding company’) services up to the date of the commencement of the employment, as defined below, and in return for these services he received payment from the company, in return for which he produced a tax invoice.

And whereas
the company is interested in continuing to receive services from the employee, and the employee is interested in continuing to provide services to the company, and both of them are interested in regulating the terms for the provision of the services as aforesaid by way of employment by the company, all of which pursuant to the terms and provisions of this employment agreement (‘the agreement’).

Wherefore it is agreed as follows:

1.	The employment

1.1
The employee’s employment shall begin on May 1, 2006 (‘the date of commencement of the employment’). The employee shall be employed on a part time basis of forty hours a week. The employee shall be employed in the capacity of a physicist or in any other capacity on a similar standard, as shall be required by the company. The employee undertakes to carry out his undertakings and duties that will be imposed on him by the company from time to time. The employee shall be subordinate to the CEO, who shall act as the direct supervisor of the employee.

1.2	The work shall be performed on Sundays to Thursdays, during the work hours defined in the law. The weekly rest day of the employee shall be Saturday.

1.3
The employee hereby agrees that the company has a right, at its sole and absolute discretion, to reduce the scope of the employee’s employment, and consequently also the consideration that is payable for it pursuant to this agreement proportionately. The employee hereby waives any claim of a significant worsening of the work conditions as a result of a reduction in the scope of employment by the company as stated in this clause.

1.4
The employee undertakes to devote all of his time, attention, ability and energy exclusively to carrying out his duties in the company, and he undertakes not to enter into an agreement, whether as an employee or in another way, with any business, commercial and/or professional activity, whether for payment or not, during the period of his employment, including after the hours of the work, at weekends and/or during any vacation period, without the prior written consent of the company. In order to remove doubt, it is hereby clarified that the provisions of this clause shall not derogate from the undertakings of the employee as described in appendix B that is attached hereto.

1.5	Each of the parties shall be entitled to cancel this agreement at any time by giving thirty (30) days’ notice in writing (hereafter — ‘the notice period’).

1.6
Notwithstanding the aforesaid, the company shall be entitled to terminate the employee’s employment immediately or to shorten the duration of the notice period, whether it is given by the company or it is given by the employee, provided that in such a case the employee shall be entitled to compensation in an amount equal to his basic salary as stated in appendix A, as if he were employed by the company until the end of the notice period as stated in clause 1.4 above.

1.7
Should the employee resign without complying with the duty of giving notice, the employer may deduct from any amount payable to the employee, as pre-agreed compensation, an amount equal to the ordinary salary that the employee would have received for the notice period during which he did not work. This shall not derogate from the company’s right, instead of the agreement compensation, to sue the employee for the damage that it suffered de facto as a result of the employee not carrying out his obligation to give notice.

1.8
Notwithstanding the aforesaid, and without derogating from its rights pursuant to this agreement, the company shall be entitled to terminate the employee’s employment without any need for giving notice and without derogating from any relief to which the company is entitled pursuant to any law and/or agreement, if one or more of the following incidents occurs: (1) the employee embezzled the company’s money; or (2) the employee committed a fundamental breach of this agreement; or (3) the employee committed or was involved in an act, deed or omission, which constitutes a breach of faith to the company; or (4) the employee committed a disciplinary infraction; or (5) the employee’s conduct caused serious damage to the company; or (6) the employee was convicted of a criminal offence; or (7) the employee is not capable of carrying out his duties in the company for a period exceeding ninety (90) continuous days. Returning to work for periods that are shorter than fifteen (15) continuous days shall not interrupt the period of the aforesaid ninety (90) days.

1.9
The employee shall not have a right of lien on the company’s assets, equipment or any other material, including information and confidential information as defined in appendix B of this agreement (hereafter: ‘the company’s equipment’) that is in his possession. The employee shall return to the company all of the company’s equipment that is in his possession no later than the date on which the employment relationship is terminated and also when he goes on holiday for more than 30 days (including paternity leave, or leave in lieu of notice), before going on such leave, or within seven days of the date on which he receives a demand from the company to do so.

2.	Consideration

As consideration for his employment in the company and for complying with the provisions of this agreement, and subject to what is stated in this agreement, including what is stated in its appendices, the employee shall be entitled to salary, terms and benefits as set out in appendix A that is attached hereto.

3.	Confidentiality, non-competition and ownership of inventions

At the same time as he signs this agreement, the employee shall sign an undertaking to the company with regard to confidentiality, non-competition and rights in inventions in favor of the company and any subsidiary or holding company of the company, which is attached hereto as appendix B.

4.	Representations and undertakings

The employee declares and undertakes as follows:

4.1
That he does not have, nor did he have in the past, any claim against the company for providing services to the company before the date of the commencement of the employment and that he makes an informed and irrevocable waiver of any contention and/or claim against the company based on his employment with the company and/or providing services to the company prior to the date of this agreement.

4.2
That he is not bound by undertakings or any other agreements whatsoever that prevent him from making an undertaking in accordance with the provisions of this agreement and from acting in accordance herewith.

4.3	That to the best of his knowledge he is not in breach of any rights and/or undertakings to his former employer.

4.4	That he has the ability, the skills and the knowledge that are required for the purpose of carrying out the job in accordance with the provisions of this agreement.

4.5
That he will notify the company, immediately and without delay, of any matter or issue in which he and/or his close family have and/or may have a personal interest and/or with regard to which there may be a conflict of interests with his duties and work for the company.

4.6
That he shall not receive any payment and/or other benefit from any third party directly or indirectly with regard to his work in the company. If the employee breaches this clause, then without derogating from the rights of the company pursuant to any agreement or pursuant to law, the amount and/or benefit as aforesaid shall be the property of the company and shall be transferred to it, and the company shall also be entitled to deduct that amount or the value of the benefit from any amount due to the employee from it.

4.7
That within the framework of carrying out his job in the company he shall not act and/or shall not make any representation and/or shall not give any undertaking on behalf of the company and/or shall not take upon himself any undertaking and/or shall not give any guarantee on behalf of the company unless he has prior, written and express instructions from the company and/or its directors and/or his superiors.

4.8	That he agrees and confirms that from time to time he may be required to travel and stay abroad within the framework of his job.

4.9	That in exceptional cases in which there will be a need for this, pursuant to a decision of the company management, the employee will participate in a lie detector (polygraph) test.

4.10
That he undertakes to make use of the company’s equipment and its resources solely for the purpose of carrying out his work and within the framework of his job and that he knows and agrees that the company may make checks on the premises of the company’s offices and in the company’s computers, including e-mail messages and the manner of using the Internet, and the content of all of the aforesaid. In order to remove doubt, it is hereby clarified that the results of the test will be the sole property of the company.

4.11
That in any case of a cancellation of this agreement for any reason, the employee will cooperate with the company and do his best to assist in an orderly transfer of his job in the company and an orderly transition between him and the person designated to replace him in the job.

5.	General provisions

5.1
This agreement and all of its appendices that are attached hereto constitute the full agreement between the parties hereto and they override any agreements, proposals, understandings and previous arrangements, whether oral or in writing, if any of these were actually made between the parties with regard to the subject of this agreement.

5.2	Any change and/or addition to this agreement shall bind the parties to the agreement and shall be valid vis-à-vis the parties only if they are in writing and are signed by the parties.

5.3
This agreement shall be governed by Israeli law and shall be interpreted in accordance therewith. The Tel-Aviv Regional Labor Court shall have sole and exclusive jurisdiction with regard to any matter arising from this agreement or relating to this agreement.

5.4
The invalidity and/or cancellation and/or voiding of any of the provisions of this agreement and its appendices shall not derogate from the full validity of any other provisions of the agreement and its appendices.

5.5
The employee confirms and declares that he has thoroughly read and understood all of the provisions of the agreement and its appendices, that these provisions are acceptable to him without reservation and that he is signing the agreement and its appendices freely and voluntarily.

5.6
Any notice should be sent by one party to the other at the address of the party that is stipulated in the preamble to this agreement or any other address of which a party gives notice pursuant to the provisions of this agreement, by registered mail or by hand, and any notice that is sent by registered mail shall be deemed to have been received by the addressee four business days after it is delivered to the post office, and if it is delivered by hand, at the time of delivery, provided that confirmation of delivery is obtained.

In witness whereof the parties have signed below:

Brain Research and Development Services Ltd.	The employee
By: /s/ Uzi Sofer	/s/ Yiftach Roth
Position: CEO

Brain Research and Development Services Ltd.
Private company 513443788

Appendix A — Consideration

1.	Salary

For his full time work for the company, the employee shall be entitled to a gross monthly salary in an amount of NIS 13,453 (‘the basic salary’).

The employee’s basic salary includes a salary component as a payment for his work in normal hours that is equal to 80% of the basic salary and a payment of a work component for overtime which is estimated and equal to 20% of the basic salary. In order to remove doubt, this is not an additional salary component but the basic salary includes the two aforesaid components and constitutes the amount of the consideration to which the employee is entitled pursuant to the Work and Rest Hours Law, 5711-1951.

The company will assess the employee’s performance and the company’s performance once a year and it will decide at its sole discretion whether to increase the employee’s basic salary, and if so, by what percentage or amount.

2.	Insurance policies

Subject to the guidelines that will be determined from time to time by the Income Tax Commission, and pursuant to the maximum amount deductible, the company will insure the employee in a ‘managers’ insurance policy’ (hereafter: ‘managers’ insurance’) and will make the following provisions: (1) the company will pay an amount equal to 5% of the employee’s basic salary into a managers’ insurance policy for the employee (hereafter in this clause — ‘the company’s share’), and it shall deduct 5% of the employee’s basic salary (hereafter in this clause — ‘the employee’s share’) and it shall pay this amount in favor of the managers’ insurance policy for the employee (the division of the components of the managers’ insurance into savings and risk shall be determined at the discretion of the employee); and (2) the company shall pay a sum equal to 8 1/3% of the employee’s basic salary into a severance pay fund.

The employee hereby instructs the company to transfer to the managers’ insurance policy the amounts that constitute the employee’s and the employer’s shares out of each payment of monthly salary. To remove doubt, if the employee accumulates an aggregate amount in the fund that exceeds the maximum amount stipulated in an Income Tax Order, the surplus amount shall be regarded as income for tax purposes.

3.	Release of funds

3.1
Without derogating from the company’s right under any law and/or this agreement, the managers’ insurance policy shall be transferred to the employee, subject to the applicable law and subject to the performance of all of the employee’s undertakings to the company when the employee’s employment is terminated for any reason, excluding in circumstances where the employment is terminated as stated in clause 1.7 of the agreement.

3.2
It is hereby clarified that pursuant to section 14 of the Severance Pay Law, 5723-1963 (hereafter in this clause — ‘the law’) and the general approval regarding employers’ payments to a pension fund and an insurance fund in lieu of severance pay, which is attached to this agreement (hereafter — ‘the approval’), the amount that will be accumulated for the employee in the insurance policy during his employment for the company until the date on which his employment with it is terminated shall replace severance pay.

Pursuant to the terms of the approval, the employer hereby waives any right that he may have to a reimbursement of the money from his payments, unless the employee’s right to severance pay is denied subject to the circumstances described in this agreement and sections 16 and 17 of the law, to the extent that it is denied or the employee withdraws money from the pension fund or from the insurance fund without there being a qualifying event; for this purpose, ‘qualifying event’ — death, disability or retirement at the age of sixty or more.

4.	Vacation, sick pay and holiday pay

Subject to the provisions of the Annual Vacation Law, 5711-1951 (‘the Annual Vacation Law’), the employee shall be entitled to a twelve (12) work day vacation for each twelve (12) month period of his employment, and provided that such vacation may be credited to the employee only for the following two years. If the employee does not use the number of vacation days to which he is entitled during a work year, the employee shall be entitled to redeem the vacation days that he did not use pursuant to the provisions of the Annual Vacation Law. It is clarified that the vacation dates shall be determined by the company by arrangement with the employee.

The employee shall be entitled to payment of sick pay and holiday pay according to law.

The dates of leaving for vacation shall be determined by the company in accordance with its possibilities and needs, and when it is possible, while taking into account the employee’s wishes. The company shall be entitled to introduce a standard annual vacation for all or some of its employees, with regard to some or all of the vacation entitlement, as it shall see fit.

5.	Options

Subject to the resolutions of the board of directors of the company (hereafter: ‘the board of directors’) and/or the company’s options and bonuses committee, at its sole discretion, and subject to the terms of the options plan and the agreement to grant options that were approved and/or will be approved for this purpose from time to time by the board of directors at its sole discretion, which will include the terms regarding the options, including the exercise date and price, the blocking and unblocking thereof, and all the other conditions and terms regarding the options, the employee shall be entitled to 40,000 options to receive 40,000 ordinary shares of the company with a value of US $ 0.01 each (hereafter: ‘the options’).

Any tax liability with regard to the options (including with regard to the grant, exercise, sale of the options or the shares that are received when they are exercised) shall be payable solely by the employee.

6.	Business expenses

The company shall reimburse the employee for accepted and required business expenses that the employee shall actually incur on behalf of the company and in its stead, pursuant to the company policy as shall be determined by the company from time to time.

7.	Taxes

The company shall deduct at source or debit the employee for taxes and/or other compulsory payments as required by law with regard to or deriving from the consideration payable to the employee and/or received by him with regard to all of the bonuses to which the employee is entitled or may be entitled.

Brain Research and Development Services Ltd.
Private co. 513443788

Appendix B — Letter of undertaking

Whereas Brain Research and Development Services Ltd. (hereafter: Brain Research and Development Services Ltd. and each of its subsidiaries, holding companies and affiliates — ‘the company’) is interested in employing the employee, subject to making this undertaking (hereafter: ‘the undertaking’);

And whereas Dr. Yiftach Roth, holder of ID no. 024698631, of Rehelim Street, [city] Mobile Post Efraim (hereafter — ‘the employee’), is interested in entering into the aforesaid terms of employment;

Wherefore, the employee declares and undertakes to the company as follows:

1.	Confidential information

The employee recognizes that he will have access to confidential information and to information concerning the activities of the company and technologies relating to the company, research and development of products, patents, copyrights, commercial secrets, customers (including customer lists), marketing plans, strategies, forecasts, commercial secrets, results of tests, examinations and experiments, formulae, processes, information, knowledge, improvements, inventions, techniques and products (existing or planned). Such information in any form whatsoever, whether in a document, letter, orally, on a computer or on magnetic media shall be regarded as ‘confidential information.’

The employee shall not disclose during the period of his employment with the company or at any time after the end of the period of his employment, for any reason, to any person, corporation, partnership or other entity, any confidential information whether orally, in writing or in any other way, that came into the possession of the employee or was brought to his attention during the period of his employment with the company (including the processes and the technologies that are being used or that will be used by the company in its business, the methods and results of the company’s research, technical or financial information, the employee’s terms of employment and those of the other employees of the company or any other information regarding the company’s business or any information with regard to the company’s customers), unless he receives the prior written consent of the company.

2.
Confidential information shall be regarded as including all confidential information that was delivered by, for or on behalf of the company, irrespective of its form, except for information that the employee can prove entered the public domain other than as a result of a breach of this undertaking by the employee.

3.
The employee agrees that all of the memoranda, books, records, lists (which are included on any type of media or in any form), records, formulae, specifications, lists and any other document that was prepared, assembled, processed, received, held or used by the employee during his employment with the company, with regard to any stage of the company’s business or its commercial secrets (hereafter: ‘the materials’), shall be the sole property of the company and shall be transferred by the employee to the company when the period of his employment is terminated or at any time previously or otherwise at the company’s demand, without the employee keeping any copies of the aforesaid and without the employee having a right of lien over them.

4.	Unfair competition and prohibited inducement

The employee agrees that the terms of this undertaking are reasonable and necessary for the lawful protection of the company’s confidential information, its property (including intellectual property) and reputation (‘the company’s main assets’). The employee declares that he has carefully read the provisions of this undertaking, that he understands the results of this undertaking and agrees to what is stated herein, and that he has assessed for himself the advantages and disadvantages involved in entering into this undertaking. Therefore, the employee undertakes:

That during his employment with the company and for a period of twelve months thereafter, he shall not enter into a contract, set up, open or be involved in any way, directly or indirectly, whether as an employee, owner, partner, agent, shareholder, director, adviser or in any other way, in any business, occupation, work or any other activity that may reasonably include or be related to the use of the company’s main assets (as defined above).

That during the period of his employment with the company and for a period of twelve months thereafter, he shall not induce any employee of the company or any of its subsidiaries, its holding companies or its affiliates to terminate his employment with them.

5.	Ownership of inventions

The employee shall notify and deliver to the company, or to anyone appointed on its behalf, any information, improvements, inventions, formulae, processes, techniques, knowledge and information, whether it can be registered as a patent or not, which was done or thought up or put into practice or learned by the employee, whether on his own or jointly with others, during the employee’s employment with the company (including after work hours, at weekends or during a vacation) (all such information, improvements, inventions, formulae, processes, techniques, knowledge and information shall be defined hereafter as: ‘inventions’ or ‘the invention’), immediately after discovering them, receiving them or inventing them, as applicable. If the employee is unable for any reason whatsoever to deliver the invention on the date of giving the notice of the invention, the employee shall notify the company of the invention and give details in his notice of the date on which it will be delivered to the employer and the reason for not delivering the invention immediately, and subsequently, as soon as possible, the invention itself shall be delivered.

Giving the notice and delivering the inventions shall be done in writing, together with a detailed description of the invention and suitable documentation. The employee agrees that all of the inventions shall be the sole property of the company and its transferees and that the company and its transferees shall be the sole owners of all the patents and other rights relating to such inventions. The employee hereby assigns to the company all of his existing and future rights in such inventions. In order to remove doubt, it is hereby clarified that the lack of a negative answer from the company with regard to notice of an invention or of its delivery shall not be interpreted as a waiver of the ownership of an invention, and in any case the invention shall become the property of the company only.

The employee agrees with regard to all the inventions mentioned above to assist the company, or any person appointed on its behalf, in any appropriate manner, to receive and from time to time to carry out any act, including the implementation and registration of the inventions in any way, including by way of registration of patents for inventions as aforesaid in any country whatsoever, and to sign all of the documents that are required for filing and obtaining a patent for the inventions as aforesaid and for their implementation, as the company shall wish, including letters of assignment for the inventions as aforesaid to the company or persons or entities appointed by it.

The employee shall not be entitled, insofar as the aforesaid is concerned, to any pecuniary or other consideration in addition to what is stated in appendix A of this agreement or in addition to what is stated in any other special agreement or arrangement on this matter that are made in writing and signed by the company. Insofar as the aforesaid is concerned, no arrangement, communication or consent that is made orally or in writing shall have any effect, unless they are duly signed by the company.

6.	General

The employee agrees that the provisions of this undertaking, which constitute an integral part of the terms of his employment, are reasonable and necessary in order to protect legitimate interests of the company with regard to the subject of this undertaking.

If any court of law determines that any provisions in this undertaking (including any sentence, paragraph or part hereof) is not valid or is unenforceable, then such provisions shall be regarded as if they were amended in such a way that the parts that were determined as aforesaid to be not valid or unenforceable will be struck out. The striking out as aforesaid shall apply only with regard to duties and requirements mentioned in the provision as aforesaid in the jurisdiction where the decision as aforesaid is given. Moreover, if it is determined that a certain provision that is included in this undertaking is too broad with regard to the periods of time mentioned therein, the geographic scope, an activity or issue, it shall be interpreted so that the aforesaid provision shall be limited and restricted with regard to the aforesaid characteristic so that the provision shall be enforceable to the greatest degree possible in accordance with the law applicable at that time.

The provisions of this undertaking shall remain fully valid even after the termination of the employment period between the company and the employee for any reason whatsoever. This undertaking shall not be used in any way to derogate from the employee’s undertakings and liability under any law.

Signature: /s/ Yiftach Roth